Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Nova Lifestyle Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 17, 2023, relating to the consolidated balance sheets of Nova LifeStyle, Inc., and its subsidiaries (collectively the “Company”) as of December 31, 2022, and the related consolidated statements of loss and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2022 and the related notes (collectively referred to as the “financial statements”) which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

San Mateo, California

PCAOB ID: 1171

December 15, 2023